NINTH AMENDMENT AGREEMENT

THIS NINTH AMENDMENT AGREEMENT (this "Agreement") is entered into as of January 8, 2004 between AURA SYSTEMS, INC., a Delaware corporation (the "Company"), and KOYAH LEVERAGE PARTNERS, L.P. and KOYAH PARTNERS, L.P., each a Delaware limited partnership (collectively the "Lenders").

WHEREAS, in connection with loans to the Company by the Lenders, the Company and the Lenders entered into an Agreement dated as of July 24, 2003 (the "Agreement"), the Company executed in favor of the Lenders four Convertible Promissory Notes dated July 24, 2003 (collectively, the "Notes"), and the Company executed in favor of Koyah Leverage Partners, L.P. (as collateral agent for the Lenders) a Security Agreement dated as of July 24, 2003 (the "Security Agreement");

WHEREAS, the Company and the Lenders also entered into an Amendment and Waiver Agreement dated as of August 6, 2003 (the "Amendment");

WHEREAS, the Lenders have made certain additional optional advances to the Company under (i) the Note in favor of Koyah Leverage in the maximum principal amount of Eight Hundred Thousand Dollars ($800,000) and (ii) the Note in favor of Koyah in the maximum principal amount of Two Hundred Thousand Dollars ($200,000) (collectively, the "Optional Advance Notes");

WHEREAS, the Company and the Lenders also entered into an Additional Advance Agreement dated as of August 18, 2003 (the "Additional Advance Agreement") and the Company executed in favor of Koyah Leverage (as collateral agent for the Lenders) a Stock Pledge Agreement dated as of August 18, 2003 (the "Stock Pledge Agreement");

WHEREAS, in connection with the Additional Advance Agreement, the Lenders have made certain further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and Lenders also entered into an Amendment Agreement dated as of August 21, 2003 (the "First Amendment Agreement");

WHEREAS, in connection with the First Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and Lenders also entered into a Second Amendment Agreement dated as of September 18, 2003 (the "Second Amendment Agreement");

WHEREAS, in connection with the Second Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and Lenders also entered into a Third Amendment Agreement dated as of September 30, 2003 (the "Third Amendment Agreement");

WHEREAS, in connection with the Third Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and Lenders also entered into a Fourth Amendment Agreement dated as of October 16, 2003 (the "Fourth Amendment Agreement");

WHEREAS, in connection with the Fourth Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and Lenders also entered into a Fifth Amendment Agreement dated as of October 27, 2003 (the "Fifth Amendment Agreement");

WHEREAS, in connection with the Fifth Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and the Lenders also entered into a Sixth Amendment Agreement dated as of November 11, 2003 (the "Sixth Amendment Agreement");

WHEREAS, in connection with the Sixth Amendment Agreement, the Lenders have made further additional optional advances to the Company;

WHEREAS, the Company and the Lenders also entered into a Seventh Amendment Agreement dated as of November 25, 2003 (the "Seventh Amendment Agreement");

WHEREAS, in connection with the Seventh Amendment Agreement, the Lenders have made further additional optional advances to the Company;

WHEREAS, the Company and the Lenders also entered into a Eighth Amendment Agreement dated as of December 19, 2003 (the "Eighth Amendment Agreement");

WHEREAS, in connection with the Eighth Amendment Agreement, the Lenders have made further additional optional advances to the Company and extended the maturity dates of the Notes to March 31, 2004;

WHEREAS, the Company has requested that the Lenders make still further additional optional advances under the Optional Advance Notes on or around the date hereof in the aggregate principal amount of approximately Three Hundred Fifty Thousand Dollars ($350,000), in the form of direct payment by the Lenders of certain costs and expenses of the Lenders payable by the Company and/or direct advances to the Company;

WHEREAS, such further additional optional advances under the Optional Advance Notes on the date hereof would make the aggregate principal amounts advanced under the Optional Advance Notes exceed the maximum principal amount of the Optional Advance Notes; and

WHEREAS, the parties are entering into this Agreement to provide for the amendment of the maximum principal amount of the Optional Advance Notes and related matters on the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

    Amendment of Maximum Principal Amount of Optional Advance Notes. The maximum principal amount of the Optional Advance Note in favor of Koyah Leverage hereby is amended to be Three Million Three Hundred Thirty-Two Thousand Dollars ($3,332,000) and the maximum principal amount of the Optional Advance Note in favor of Koyah hereby is amended to be Eight Hundred Thirty-Three Thousand Dollars ($833,000).

    Company Acknowledgements. The Company confirms, acknowledges and agrees that (i) the Security Agreement and the Stock Pledge Agreement secure all of the Company's obligations under the Transaction Documents (as defined below) and (ii) any future additional advances to the Company by the Lenders under the Optional Advance Notes, or any other future financing of the Company by the Lenders, are at the option of the Lenders, in their sole discretion.

    The Company further confirms, acknowledges and agrees that: (i) as reflected on the First Amendment Agreement through this Agreement, the Lenders have already made substantial additional advances to the Company and the total amount of advances by the Lenders to date are far in excess of the maximum amount of advances originally contemplated, (ii) the Lenders were under no obligation to make such previous additional advances and did so to help the Company in a time of need with its tight financial position, (iii) the Lenders have been very accommodating to the Company in this regard, (iv) the Lenders are under no obligation to make any future additional advances, (v) the Company has been aware for some time of the need for the Company to line up alternative financing sources and put in place alternative financing arrangements, (vi) the Company is and was aware that the Lenders do not intend to make any additional advances after this Agreement, (vii) accordingly, the Company is aware that it needs to line up alternative financing sources and put in place alternative financing arrangements, and (viii) it is the Company's sole responsibility to line up alternative financing sources and put in place alternative financing arrangements in amounts, and on terms and at times necessary to meet its financing needs.

    Further Assurances. If requested by the Lenders, the Company shall promptly execute and deliver amended and restated documents to replace the Optional Advance Notes or any other Transaction Documents and appropriately reflect the amendments of the Optional Advance Notes or any other Transaction Documents which are contained in this Agreement or any other Transaction Documents, as further evidence of the Company's obligations thereunder.

    Reaffirmation and Survival of Representations. The Company hereby re-affirms and re-makes all of the representations and warranties contained in the Agreement, the Notes, the Security Agreement, the Amendment, the Additional Advance Agreement, the First Amendment Agreement, the Stock Pledge Agreement, the Second Amendment Agreement, the Third Amendment Agreement, the Fourth Amendment Agreement, the Fifth Amendment Agreement, the Sixth Amendment Agreement, the Seventh Amendment Agreement and the Eighth Amendment Agreement (collectively, the "Prior Transaction Documents") as of the date hereof (as modified by the amendments and waivers set forth in certain of the Transaction Documents). For purposes of this Agreement as well as re-affirming the representations and warranties contained in the Prior Transaction Documents, the term "Transaction Documents" as used herein and therein shall mean the Prior Transaction Documents together with this Agreement. All of such representations and warranties shall survive the closing of the transactions contemplated by the Prior Transaction Documents and this Agreement.

    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Lenders in the case of an amendment and only with the written consent of the waiving party in the case of a waiver.

    Entire Agreement. This Agreement, together with the other Transaction Documents, constitute the entire agreement of the parties concerning the subject matter hereof and thereof, all prior discussions, proposals, negotiations and understandings having been merged herein and therein. Except as specifically modified by this Agreement, the other Transaction Documents shall remain unchanged and in full force and effect.

    Successors. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Lenders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as may be expressly provided in this Agreement.

    Severability. If any part of this Agreement is determined to be illegal or unenforceable, all other parts shall remain in full force and effect.

    Attorneys' Fees. The Company shall pay the reasonable attorneys' fees, costs and disbursements of the Lenders in enforcing any terms of this Agreement, whether or not any action at law or in equity is brought.

    Governing Law. The Agreement shall be governed by and construed and interpreted in accordance with the law of the State of Washington, without regard to that state's conflict of laws principles. All disputes between the parties hereto, whether sounding in contract, tort, equity or otherwise, shall be resolved only by state and federal courts located in Spokane, Washington, and the courts to which an appeal therefrom may be taken. All parties hereto waive any objections to the location of the above referenced courts, including but not limited to any objection based on lack of jurisdiction, improper venue or forum non-conveniens. Notwithstanding the foregoing, any party obtaining any order or judgment in any of the above referenced courts may bring an action in a court in another jurisdiction in order to enforce such order or judgment.

    Miscellaneous. Any notice under this Agreement shall be given in writing and shall be addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by written notice to the other party.

    Aura Systems, Inc.
    2335 Alaska Avenue
    El Segundo, CA 90245
    Attn: Neal Meehan

    Fax: 310-643-8719

    Koyah Leverage Partners, L.P.
    c/o ICM Asset Management, Inc.
    601 West Main Avenue, Suite 600
    Spokane WA 99201
    Attn: Robert Law

    Fax: 509-444-4500

    Koyah Partners, L.P.
    c/o ICM Asset Management, Inc.
    601 West Main Avenue, Suite 600
    Spokane WA 99201
    Attn: Robert Law

    Fax: 509-444-4500

    Lenders' Attorney Fees and Expenses in Connection with this Agreement. The Company shall pay the costs and expenses of legal counsel to the Lenders in connection with the negotiation, execution and delivery of this Agreement, the other Transaction Documents, and any other related agreements with the Lenders as well as the consummation of the transactions contemplated by such agreements, the administration of such agreements and any amendments or waivers of such agreements. The Company shall pay such costs and expenses immediately upon submittal, and the Lenders may apply any retainer held by them or their legal counsel against such costs and expenses. Alternatively, the Lenders may deduct some or all of such costs and expenses from the proceeds of the loans from the Lenders when disbursing such loans and/or pay such costs and expenses directly and then the amounts so paid shall constitute advances made under the Optional Advance Notes to the extent such advances are within the maximum principal amount of the Optional Advance Notes and otherwise shall constitute amounts payable by the Company. Notwithstanding that the Company is paying such costs and expenses, the Company acknowledges and agrees that such legal counsel is representing only the Lenders, and not the Company.

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ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

AURA SYSTEMS, INC. By: Name: Title:
KOYAH PARTNERS, L.P. By: Koyah Ventures LLC, its general partner By: Name: Title: _____________________________________
KOYAH PARTNERS, L.P. By: Koyah Ventures LLC, its general partner By: ______________________________________ Name: ______________________________________ Title: ______________________________________

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